EX-23.d.2.a.i
EXHIBIT A
SUBADVISORY AGREEMENT BETWEEN
NATIONWIDE VARIABLE INSURANCE TRUST
NATIONWIDE FUND ADVISORS
AND GARTMORE GLOBAL PARTNERS
Effective May 1, 2007
Amended May 1, 2009*

Funds of the Trust	Advisory Fees
NVIT Multi-Manager Small Company Fund	0.60% of the Fund’s average daily net assets

Gartmore NVIT Worldwide Leaders Fund†	0.49% of assets up to $50 million
0.45% for assets of $50 million or more

Gartmore NVIT Emerging Markets Fund	0.475% on assets up to $500 million
0.450% on assets of $500 million and more, but less than $2 billion
0.425% on assets of $2 billion and more

Gartmore NVIT International Equity Fund†	0.40% on assets up to $500 million
0.375% on assets of $500 million and more, but less than $2 billion
0.35% on assets of $2 billion and more

Gartmore NVIT Global Utilities Fund†	0.30% on assets up to $500 million
0.275% on assets of $500 million and more, but less than $2 billion
0.25% on assets of $2 billion and more

Gartmore NVIT Developing Markets Fund	0.475% on assets up to $500 million
0.450% on assets of $500 million and more, but less than $2 billion
0.425% on assets of $2 billion and more

*	As approved at the January 16, 2009 and June 17, 2009 Board Meetings.

†	Notwithstanding the foregoing, the Adviser and the Subadviser agree to the following with respect to each of the Gartmore NVIT Worldwide Leaders Fund, Gartmore NVIT International Equity Fund and Gartmore NVIT Global Utilities Fund (each a “Performance Fee Fund”)
     This amended Exhibit A, effective May 1, 2009 (“Amended Exhibit A”) replaces a previous Exhibit A, effective May 1, 2007 (“Old Exhibit A”), in connection with an amended Investment Advisory Agreement between the Trust and the Adviser, dated May 1, 2009 (“2009 Investment Advisory Agreement”) that replaces a previous Investment Advisory Agreement between the Trust and the Adviser, dated May 1, 2007 (“2007 Investment Advisory

Agreement”). Pursuant to the terms of the 2007 Investment Advisory Agreement, each Performance Fee Fund paid to the Advisor a performance-based investment advisory fee which consisted of a base fee amount and a performance adjustment amount that was added to or subtracted from the base fee amount (“Performance Adjustment Amount”). Pursuant to the terms of Old Exhibit A, the Adviser paid or charged the Subadviser the full Performance Adjustment Amount.
     Accordingly, during the period May 1, 2009 through October 31, 2009, the Adviser and the Subadviser agree that the Adviser shall pay the Subadviser a fee equal to the lesser of either (a) the fee shown above in this Amended Exhibit A, or (b) the fee to which the Subadviser would have been entitled under the Old Exhibit A, provided however that, the Adviser shall pay the amount in (b) hereof only in the event that the amount of fees to which the Adviser would have been entitled under the 2007 Investment Advisory Agreement is lower than the amount of fees to which the Adviser otherwise would be entitled for the same period under the 2009 Investment Advisory Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President and Chief Executive Officer

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

SUBADVISER
GARTMORE GLOBAL PARTNERS

By:	/s/ William L. McGowan
Name:	William L. McGowan
Title:	General Counsel